Exhibit 8.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

November 26, 2004

AMB Property Corporation
Pier 1, Bay 1
San Francisco, California 94111

Re:	AMB Property Corporation – 145,548 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as special tax counsel to AMB Property Corporation, a Maryland corporation (the “Company”), in connection with the registration of up to 145,548 shares of Common Stock of the Company, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 26, 2004, (the “Registration Statement”).

     You have requested our opinion concerning the statements in the Registration Statement under the caption “Material Federal Income Tax Considerations.” This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement concerning the business, assets and governing documents of the Company, AMB Property, L.P., a Delaware limited partnership (the “Operating Partnership”), AMB Property II, L.P., a Delaware limited partnership, and their subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries and the Operating Partnership with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

     In our capacity as tax counsel to the Company, the Operating Partnership and AMB Property II, L.P., we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal

November 26, 2004

capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

     Based on such facts, assumptions and representations, it is our opinion that, as of the date hereof, the statements in the Registration Statement under the caption “Material United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the agreements, statutes or regulations referred to therein, are accurate summaries in all material respects.

     No opinion is expressed as to any matter not discussed herein.

     This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or Officer’s Certificate may affect the conclusions stated herein. As described in the Registration Statement, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to meet the various qualification tests imposed under the Internal Revenue Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

     This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement and the transactions contemplated thereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial and regulatory authorities having jurisdiction over you and provided that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Latham & Watkins LLP